Exhibit 99.1

CONTACT: Shintaro Asako MediciNova, Inc. Phone: 858-373-1500 E-mail: asako@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova, Inc. Appoints Jeff Himawan

To Its Board of Directors

SAN DIEGO, Calif. –January 12, 2006 — MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code number: 4875), today announced the appointment of Jeff Himawan, Ph.D. to its Board of Directors. Dr. Himawan is a Managing Director at Essex Woodlands Health Ventures.

“We are extremely pleased and fortunate to add someone with Dr. Jeff Himawan’s experience to our Board of Directors,” said Yuichi Iwaki, M.D., Ph.D., Executive Chairman and Acting Chief Executive Officer.

“MediciNova has six clinical programs in development, four of which are in Phase II clinical trials. We just recently received positive results from our first Phase II program; MN-001 for the treatment of asthma. With the addition of Dr. Himawan to our Board, we have strengthened significantly our ability to successfully develop our compounds. At the same time, Jeff brings a wealth of business specific knowledge to our Board, and we take his decision to join our Board of Directors as a vote of confidence in our Company. We look forward to adding Dr. Himawan’s expertise to our efforts to develop our products and business relationships.”

At Essex Woodlands, Dr. Himawan has led several of the firms’ investments in the biotechnology arena, including an investments in Symphogen (a Danish-based company with a novel, antibody-producing platform technology), Iomai (a company with a method of delivering vaccines through the skin), Light Sciences Oncology (a company focused on the development of Light Infusion Technology™ for the treatment of solid tumors), and MediciNova. Prior to joining Essex Woodlands, Dr. Himawan was co-founder and Managing Director of Seed-One Ventures (Seed-One), a venture capital firm that specializes in the initial formation, financing, and early operational development of technology-based companies. At Seed-One, Dr. Himawan created and managed several early-stage companies including Elusys Therapeutics, a New Jersey-based biotechnology company. Prior to his experiences at Seed-One ventures, Dr. Himawan was a bench scientist with basic research experience in both industrial and academic settings. Dr. Himawan holds a B.S. degree in biology from the Massachusetts Institute of Technology and obtained a Ph.D. degree in biological chemistry and molecular pharmacology from Harvard University.

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the long-term growth potential of the company. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including results of clinical studies and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.

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